                                                                    EXHIBIT 10.4

                             EMPLOYMENT AGREEMENT
                             --------------------

            THIS EMPLOYMENT AGREEMENT ("Agreement") is by and between Anthem Insurance Companies, Inc., an Indiana mutual insurance company (the "Company"), with offices located at 120 Monument Circle, Indianapolis, Indiana, and David R. Frick (the "Executive"), residing at 8508 Green Braes S. Drive, Indianapolis, Indiana, dated as of the 1st day of January, 2000.

                             W I T N E S S E T H:
                             -------------------

            WHEREAS, the Company (which hereinafter also includes subsidiaries of the Company) desires to assure itself of the services of the Executive for the period provided in this Agreement, and the Executive is willing to serve in the employ of the Company on a full-time basis for such period, all in accordance with the terms and conditions contained in this Agreement;

            NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

            1. Title and Condition of Employment. The Company hereby employs the Executive as Executive Vice President and Chief Legal and Administrative Officer and the Executive hereby accepts such employment for the period provided for in
Section 2, all upon the terms and conditions contained in this Agreement. As a condition to the Executive's employment, the Executive affirms and represents that the Executive is under no obligation to any former employer or other person which is in any way inconsistent with, or which imposes any restriction upon, the employment of the Executive by the Company or the Executive's undertakings under this Agreement.

            2. Term of Employment. Unless sooner terminated pursuant to Section 7, the term of the Executive's employment under this Agreement shall be for a period commencing on the date hereof through the later of (i) December 31, 2003, or (ii) December 31, 2004, if the Executive has not received by December

31, 2001 written notice from the Company of its intent to extend this Agreement for a period of two (2) years beyond December 31, 2003 (the "Term").

            3. Duties. During the Term, the Executive shall serve as Executive Vice President and Chief Legal and Administrative Officer, reporting directly to the Chief Executive Officer of the Company, and shall provide executive, administrative and managerial services consistent with such position and perform such other reasonable employment duties as the Chief Executive Officer may from time to time prescribe. The Executive shall also serve as a director of any of the Company's subsidiaries to which he is elected.

            The Executive shall, except to the extent approved by the Chief Executive Officer, (i) devote his full-time to the services required of the Executive, (ii) render his services exclusively to the Company, and (iii) use his best efforts, judgment, and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of the Executive's position. The Executive may serve on boards of directors or advisory boards of businesses that are not competitors of the Company or which do not create a conflict of interest or on the boards of civic and not for profit organizations. The Executive has disclosed in writing such memberships to the Chief Executive Officer prior to the execution of this Agreement and shall disclose such information, at least, annually thereafter.

            4. Compensation. As compensation for the services to be performed by the Executive during the Term, the Company shall provide to the Executive:

                  (a) an annual base salary of not less than four hundred ten thousand dollars ($410,000) ("Salary");

                  (b) a target annual incentive opportunity of not less than eighty percent (80%) of the Salary ("Target Annual Incentive"). The performance goals required to earn the Target Annual Incentive shall be approved by the Board of Directors and communicated to the Executive prior to the end of the first quarter of the year for which the opportunity pertains; and

                  (c) a target annualized long-term incentive opportunity of not less than one hundred twenty percent (120%) of the Salary ("Target Long-Term Incentive"). The performance goals required to earn the Target Long-Term Incentive shall be approved by the Board of Directors and communicated to the Executive prior to the end of the first quarter of the performance period for which the opportunity pertains. If such performance period is longer than one year, the Target Long-Term Incentive opportunity shall be adjusted accordingly based on the number of years in the performance period.

            Should the Company elect to increase any element of the Executive's compensation during the Term, the Agreement shall be deemed amended to incorporate the new increased Salary or Target Annual Incentive or Target Long-Term Incentive effective as of the date specified for the increase. The payment of any compensation hereunder shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company's employee benefit plans, and shall be paid in accordance with the Company's normal payroll and incentive administration practices as they may exist from time to time.

            5. Benefits. In addition to the payments set forth in Section 4, the Executive shall:

                  (a) be eligible to participate in all fringe benefits, paid time off program, incentive plans, and retirement programs, both tax-qualified and non-qualified, that may be provided by the Company for its key executives, in accordance with the provisions of any such programs or plans;

                  (b) be entitled to a benefit based on a percentage of the Executive's pay ("Replacement Ratio SERP Benefit" or "Benefit") which Benefit shall be fully paid by the Company and shall be equal to the amount, if any, by which:

                        (i) the amount (expressed as a single lump sum) which is
            the actuarial equivalent (as determined below) of a benefit (expressed as a straight life annuity with payments beginning at age sixty-two (62) or, if later, beginning at the Executive's age at the date of his termination of employment) equal to fifty percent (50%) of the Executive's average annual pay (as determined below) during the three (3) consecutive calendar years of his final five (5) calendar years of employment with the Company in which his pay was the highest; provided, however, if the Executive has less than three
            (3) calendar years of full year pay (Salary and Annual Incentive), the Executive's average annual pay shall be determined by annualizing the pay for any partial calendar year and calculating the average for the period;

            exceeds

                        (ii) the sum of the following:

                              (A) the total benefit (expressed as a single lump
            sum) payable under the Anthem Cash Balance Pension Plan ("Cash Balance Plan"); plus

                              (B) the amount (expressed as a single lump sum)
            payable to the Executive under the Anthem Supplemental Executive Retirement Plan ("SERP").

            For purposes of this Section 5(b), the Executive's pay in a calendar year shall include the Executive's Salary in each applicable calendar year (including amounts deferred under the Anthem Deferred Compensation Plan) and shall also include the amount of any award of the Annual Incentive paid in the calendar year or payments which would have been paid during the applicable calendar year but for a deferral election made by the Executive, but shall exclude deferred amounts actually paid in the calendar year pursuant to deferral elections made in earlier calendar years. Actuarial equivalent shall be determined using the same actuarial assumptions set forth in the Cash Balance Plan; provided, however, that before the lump sum conversion is effected under subparagraph (i) above, the benefit under such subparagraph shall be reduced by four-twelfths (4/12ths) of one (1) percent for each month that the Executive's age at the date of his employment termination precedes the Executive's attainment of age sixty-two (62) unless the Executive is entitled to receive payments pursuant to Section 8, 9, 11 or 12, then the Executive shall be assumed to have attained the age at the expiration date of the term set forth in Section 2 (December 31, 2004).

            The Replacement Ratio SERP Benefit shall be fully vested if (i) the Executive continues his employment with the Company through December 31, 2003, or (ii) the Executive is entitled to receive payments pursuant to Section 8, 9, 11 or 12. The payment of the Replacement Ratio SERP Benefit shall be made at the same time (and in the same form) as payment of the Executive's SERP benefit and by using the same actuarial factors applicable to the SERP in converting the Benefit to a form other than a single lump sum;

                  (c) be eligible to participate in any life, disability or other similar insurance plans, medical and dental plans or other employee welfare benefit plans that may be provided by the Company for its key executives, in accordance with the provisions of any such plans; and

                  (d) be eligible to participate in any postretirement medical coverage comparable to the plan that is provided by the Company for its key executives, in accordance with the provisions of such plan in effect on December 31, 1999, but with the payment of whatever contribution that the Company requires that other such retirees would pay for such coverage.

            6. Expenses. The Company shall, in accordance with and to the extent of its policies, pay all ordinary and necessary business expenses incurred by the Executive in performing his duties as a key executive including, but not limited to, first class air travel, airline travel clubs, and initiation and other membership fees and business use charges at one luncheon club of the Executive's choosing. The Executive shall account promptly for all such business expenses in the manner prescribed by the Company and shall submit, on request, all records necessary to confirm that the Executive's business use of any club is more than fifty percent (50%) of the Executive's total use of such club.

            7. Termination. The Executive's employment shall be terminated upon the occurrence of any of the following:

                  (a) the death of the Executive;

                  (b) the Executive's disability (as such term is defined in the Company's executive long-term disability plan) ("Disability");

                  (c) the termination of employment by the Executive for Good Reason (as defined below);

                  (d) the termination of the employment by the Executive for any reason other than Good Reason;

                  (e) the termination of employment by the Company For Cause (as defined below);

                  (f) the termination of employment by the Company other than For Cause; or

                  (g) the termination of employment by mutual agreement of the Executive and the Company through an Approved Retirement (as defined below).

            The term for "Good Reason" shall mean (i) a reduction in Salary or Target Annual Incentive or Target Long-Term Incentive opportunity, (ii) a reduction in benefits below the level of other key executives, (iii) a diminution in status, office or title, (iv) a change in the reporting relationship from the direct supervision by the Chief Executive Officer, (v) an assignment of duties inconsistent with the Executive's position as a key executive or materially less than exists as of the effective date of this Agreement, which duties are those commonly associated with the position of chief legal and administrative officer and include direct responsibility for all the staff positions of the Company (including its successor) or its subsidiaries, whether currently existing or hereinafter created, other than the staff positions which report directly to the Chief Executive Officer or the Chief Financial Officer, or (vi) an assignment outside of the greater Indianapolis area or the imposition of business travel obligations substantially greater than existing business travel obligations. In order to be effective, the Executive must give the Chief Executive Officer and the Chairman of the Board of Directors of the Company at least sixty (60) calendar days advance written notice of his intent to terminate his employment for "Good Reason" setting forth the specific action(s) by the Company which triggered the notice and such written notice must be received by the Company no more than one hundred eighty (180) calendar days after the complained-of action(s) was implemented. Once written notice is received by the Company, the Chairman of the Board and the Compensation Committee of the Board of Directors shall promptly meet to consider the notice and the complained-of actions. The Company shall have thirty (30) calendar days within which to concur that "Good Reason" exists or to cure or remedy the action(s) giving rise to the Executive's notice. If cured or remedied, there shall be no "Good Reason" for the Executive terminating his employment, and the Executive shall not be entitled to the payments set forth in Section 12.

            The term "For Cause" or "Cause" shall mean a reasonable determination by the Company that the Executive (i) has been convicted of a felony, (ii) has engaged in an activity which, if proven in a criminal proceeding, could result in conviction of a felony involving dishonesty or fraud, or (iii) has willfully engaged in gross misconduct likely to be materially damaging or materially detrimental to the Company. In order to be effective, the Company must give the Executive at least sixty (60) calendar days advance written notice of its intent to terminate his employment "For Cause" setting forth the specific action(s) by the Executive which triggered the notice and such written notice must be received by the Executive no more than one hundred eighty (180) calendar days after the Company learned of the action(s) giving rise to the "For Cause" termination.

            The term "Approved Retirement" shall mean retirement as defined in the Company's qualified retirement plans and with approval by the Chief Executive Officer of the Company. Once the Executive has been granted Approved Retirement, the provisions of Section 11 govern instead of Section 8 or 9 in the case of the Executive's death or disability prior to the date of retirement.

            8. Death of The Executive. In the event the Executive's employment is terminated as a result of the Executive's death, the Company shall have no further obligations or liabilities under this Agreement except that the Company shall pay the following to the estate of the Executive:

                  (a) for the lesser of twelve (12) months or the unexpired portion of the Term, the Executive's Salary;

                  (b) all unvested, prior Long-Term Incentive awards;

                  (c) the Annual Incentive and Long-Term Incentive awards for the year of death, based upon the achievement of the performance goals for the plans for the entire year of death prorated to reflect the full number of months the Executive was employed during that year;

                  (d) for the remainder of the year of death, an amount equal to the Target Annual Incentive and Target Long-Term Incentive opportunity which the Executive would otherwise have been eligible to receive as of the effective date of the Executive's death;

                  (e) for the lesser of twelve (12) months or the unexpired portion of the Term, the DEC plan core and cash credits for which the Executive would otherwise have been eligible to receive as of the effective date of the Executive's death; and

                  (f) the Replacement Ratio SERP Benefit payable under Section
      5.

            9. Disability of the Executive. In the event the Executive's employment is terminated as a result of the Executive's disability, the Company shall have no further obligations or liabilities under this Agreement except that the Company shall pay the following to the Executive if the Executive satisfies the terms of Section 14:

                  (a) for the lesser of twelve (12) months or the unexpired portion of the Term, the Executive's Salary, reduced by any payments to be received by the Executive under the Company's Executive Long-Term Disability Plan for the same period;

                  (b) all unvested, prior Long-Term Incentive awards;

                  (c) the Annual Incentive and Long-Term Incentive awards for the year of disability, based upon the achievement of the performance goals for the plans for the entire year of disability prorated to reflect the full number of months the Executive was employed during that year;

                  (d) for the remainder of the year of disability, an amount equal to the Target Annual Incentive and Target Long-Term Incentive opportunity which the Executive would otherwise have been eligible to receive as of the effective date of the Executive's disability;

                  (e) for the lesser of twelve (12) months or the unexpired portion of the Term, the medical and dental plan benefits and DEC plan core and cash credits for which the Executive would otherwise have been eligible to receive as of the effective date of the Executive's disability; and

                  (f) the Replacement Ratio SERP Benefit payable under Section
      5.

            10. Executive-Initiated Termination Other Than For Good Reason or Company-Initiated For Cause. If the Executive terminates this Agreement for other than Good Reason or the Company terminates this Agreement For Cause, the Company shall have no further obligations and liabilities under this Agreement after the termination of employment except that the Company shall pay to the Executive (i) any amount vested of the Replacement Ratio SERP Benefit payable under Section 5 and (ii) amounts due to the Executive in accordance with the provisions of programs or plans that may be provided by the Company for its key executives, if the Executive satisfies the terms of Section 14.

            11. Termination Other Than For Cause or Approved Retirement. In the event the Executive's employment is terminated by the Company other than For Cause or for an Approved Retirement, the Company shall have no further obligations or liabilities under this Agreement except that the Company shall pay the following to the Executive if the Executive satisfies the terms of
Section 14:

                  (a) for the remainder of the Term, the Executive's Salary;

                  (b) all unvested, prior Long-Term Incentive awards;

                  (c) the Annual Incentive and Long-Term Incentive awards for the year of termination, based upon the achievement of the performance goals for the plans for the entire year of termination prorated to reflect the full number of months the Executive was employed during that year;

                  (d) for the remainder of the Term, an amount equal to eighty percent (80%) of any Target Annual Incentive and Target Long-Term Incentive opportunity which the Executive would otherwise have been eligible to receive as of the effective date of the Executive's termination of employment;

                  (e) for the remainder of the Term, an amount equal to twenty percent (20%) of any Target Annual Incentive and Target Long-Term Incentive opportunity which the Executive would otherwise have been eligible to receive as of the effective date of the Executive's termination of employment if the Executive offers to be available for consultation, at mutually agreed upon times, up to a maximum of eight (8) days each quarter of the year;

                  (f) for the remainder of the Term, the medical and dental plan benefits and DEC plan core and cash credits for which the Executive would otherwise have been eligible to receive as of the effective date of the Executive's termination of employment; and

                  (g) the Replacement Ratio SERP Benefit payable under Section
      5.

            12. Termination For Good Reason. In the event the Executive's employment is terminated by the Executive for Good Reason, the Company shall have no further obligations or liabilities under this Agreement except that the Company shall pay the following to the Executive if the Executive satisfies the terms of Section 14:

                  (a) for the remainder of the Term, the Executive's Salary;

                  (b) all unvested, prior Long-Term Incentive awards;

                  (c) the Annual Incentive and Long-Term Incentive awards for the year of termination, based upon the achievement of the performance goals for the plans for the entire year of termination prorated to reflect the full number of months the Executive was employed during that year;

                  (d) for the remainder of the Term, an amount equal to eighty percent (80%) of any Target Annual Incentive and Target Long-Term Incentive opportunity which the Executive would otherwise have been eligible to receive as of the effective date of the Executive's termination of employment;

                  (e) for the remainder of the Term, an amount equal to twenty percent (20%) of any Target Annual Incentive and Target Long-Term Incentive opportunity which the Executive would otherwise have been eligible to receive as of the effective date of the Executive's termination of employment if the Executive offers to be available for consultation, at mutually agreed upon times, up to a maximum of eight (8) days each quarter of the year;

                  (f) for the remainder of the Term, the medical and dental plan benefits and DEC plan core and cash credits for which the Executive would otherwise have been eligible to receive as of the effective date of the Executive's termination of employment; and

                  (g) the Replacement Ratio SERP Benefit payable under Section
      5.

            13. Payment of Compensation Described in Section 8, 9, 11 or 12. The compensation items specified in Section 8, 9, 11 or 12 shall be paid as follows:

                  (a) the Salary shall be paid over the remaining Term or any shorter period as described in Section 8, 9, 11 or 12 in accordance with the Company's normal payroll practices;

                  (b) the prior unvested Long-Term Incentive awards shall be paid within ninety (90) days after the termination of employment;

                  (c) the current and future Annual Incentive and Long-Term Incentive awards and opportunities shall be paid within ninety (90) days after the end of the calendar year for which the incentive applied; and

                  (d) the Replacement Ratio SERP Benefit shall be paid at the same time and in the same form as the Executive's SERP benefit.

            14. Execution of Release. As a condition of receiving the compensation and benefits described in Sections 9, 11 and 12, the Executive shall first execute a release of any and all claims arising out of the Executive's employment with the Company or the Executive's separation from such employment (including, without limitation, claims relating to age, disability, sex or race discrimination to the extent permitted by law), excepting only claims arising out of the alleged breach of this Agreement or of any other written contract between the Executive and the Company. Such release shall be in a form reasonably satisfactory to the Company and shall comply with any applicable legislative or judicial requirements, including, but not limited to, the Older Workers Benefit Protection Act. An example of such release is attached as Attachment A.

            15. Protection of the Company's Business. The Executive acknowledges that in the course of his employment he will acquire knowledge of trade secrets and confidential data of the Company. Such trade secrets and confidential data may include, but are not limited to, confidential product information, provider contracts, customer lists, technical information, methods by which the Company proposes to compete with its business competitors, strategic and business plans, confidential reports prepared by business consultants which may reveal strengths and weaknesses of the Company and its competition and similar information relating to the Company. The Executive, in order to perform his obligations under this Agreement, must necessarily acquire knowledge of such trade secrets and confidential data, all of which the Executive acknowledges are not known outside the business of the Company, are known only to a limited group of its top executives and directors, are protected by strict measure to preserve secrecy, are of great value to the Company, are the result of the expenditure of large sums of money, are difficult for an outsider to duplicate, and disclosure of which would be extremely detrimental to the Company. The Executive covenants to keep all such trade secrets or confidential data secret and not to release such information to persons not authorized by the Company to receive such secrets and data, both during the term of this Agreement and at all times following its termination. The Executive acknowledges that trade secrets and confidential data need not be expressly marked as such by the Company.

            16. Documents, Etc. All records, files, documents, equipment and the like shall be, and remain, the sole property of the Company. The Executive, on the termination of his employment, shall immediately return to the Company all such items without retention of any copies.

            17. Limited Non-Competition. During the Executive's employment and for a limited time thereafter, the Company must protect its legitimate business interests by limiting the Executive's ability to compete with the Company. This limited non-competition provision is drafted narrowly so as to be able to safeguard the Company's legitimate business interests while not unreasonably interfering with the Executive's ability to obtain other employment. The Company does not intend, and the Executive acknowledges, that this limited non-competition provision is not an attempt to prevent the Executive from obtaining other employment. The Executive further acknowledges that the Company may need to take action, including litigation, to enforce this limited non-competition provision, which efforts the parties stipulate shall not be deemed an attempt to prevent the Executive from obtaining other employment.

                  (a) During Employment By Company. During the Executive's employment, Executive shall not, directly or indirectly, have any ownership interest in, work for, advise, manage, or act as an agent or consultant for, or have any business connection or business or employment relationship with any person or entity that competes with the Company or that contemplates competing with the Company without the prior written approval of the Chief Executive Officer.

                  (b) During Post-Employment Period. For a period of two (2) years after the Executive's termination of employment (regardless of the reason), or for the duration of the Executive's receipt of Salary under
      Section 11 or 12, whichever is longer, the Executive shall not:

                        (i)(A) directly or indirectly have any ownership interest in any entity or person engaged in development or sale of a product or service which competes with or is substantially similar to any product or service sold by the Company, in any jurisdiction in which the Company operates or in which the Company reasonably expects to operate pursuant to provisions of a strategic plan adopted by the Board of Directors;

                        (i)(B) directly or indirectly have any ownership interest in any entity or person engaged in development or sale of a product or service which competes with or is substantially similar to any product or service sold by the Company, within the geographical area in which the Executive has been performing services on behalf of the Company or for which he has been assigned responsibility at any time within the twenty-four (24) months preceding his termination;

                        (ii)(A) in a competitive capacity, directly or indirectly work for, advise, manage, or act as an agent or consultant for or have any business connection or business or employment relationship with any entity or person engaged in development or sale of a product or service which competes with or is substantially similar to any product or service sold by the Company, in any jurisdiction in which the Company operates or in which the Company reasonably expects to operate pursuant to provisions of a strategic plan adopted by the Board of Directors;

                        (ii)(B) in a competitive capacity, directly or indirectly work for, advise, manage, or act as an agent or consultant for or have any business connection or business or employment relationship with any entity or person engaged in development or sale of a product or service which competes with or is substantially similar to any product or service sold by the Company, within the geographical area in which the Executive has been performing services on behalf of the Company or for which the Executive has been assigned responsibility at any time within the twenty-four (24) months preceding his termination;

                        (iii)(A) directly or indirectly market, sell or otherwise provide any product or service which is competitive with or substantially similar to any product or service sold by the Company, to any customer of the Company with whom the Executive has had contact (either directly or indirectly) or over which he has had responsibility at any time within the twenty-four (24) months preceding his termination;

                        (iii)(B) directly or indirectly market, sell or otherwise provide any product or service which is competitive with or substantially similar to any product or service sold by the Company, to any customer of the Company; and

                        (iv) directly or indirectly, on behalf of the Executive or any third party, make any business contacts with, solicit or accept business from any customer of the Company for any product or service which is competitive with or substantially similar to any product or service sold by the Company;

                  (c) Separate and Several Covenants. The Executive acknowledges that after termination of his employment, he will inevitably possess trade secrets and confidential data of the Company which he would inevitably use if he were to engage in conduct prohibited as set forth above, and such use would be unfair to and extremely detrimental to the Company. The Executive further acknowledges that in view of the benefits provided him by this Agreement, such conduct on his part would be inequitable. Accordingly, the Executive separately and severally covenants for the benefit of the Company to keep each of the covenants described in this
      Section 17 for the period specified above.

                  (d) Acknowledgment of the Company's Superseding Interest in Protecting its Business. The Executive recognizes that personal relationships between the Company, its employees and customers are essential to the Company's business operations and that the Company furthers such relationships by investments of time and money. The Executive recognizes that this Agreement is reasonably necessary to protect the Company's legitimate interest in its customers, and to protect the Company's confidential information and goodwill, and acknowledges that nothing contained in this Agreement shall unreasonably alter the Executive's ability to obtain a livelihood or preclude the Executive from engaging in his profession. The Executive, therefore, acknowledges that the Company's interest in maintaining its relationships with its established customers for at least two (2) years after termination of the Executive's employment, or for the duration of the Executive's receipt of Salary under Section 11 or 12, whichever is longer, supersedes any interest of the Executive in soliciting, servicing, or accepting the Company's customers on behalf of any entity other than the Company during that period of time.

                  (e) Publicly Traded Stock. Nothing in the foregoing provisions of this section prohibits the Executive from purchasing for investment purposes only, any stock or corporate security traded or quoted on a national securities exchange or national market system.

                  (f) Maximum Application. The parties expressly agree that the terms of this limited non-competition provision under this section are reasonable, enforceable, and necessary to protect the Company's interests, and are valid and enforceable. In the unlikely event, however, that a court of competent jurisdiction were to determine that any portion of this limited non-competition provision is unenforceable, then the parties agree that the remainder of the limited non-competition provision shall remain valid and enforceable to the maximum extent possible.

            18. Other Limited Prohibitions. During the Executive's employment and for two (2) years after termination, or for the duration of the Executive's receipt of Salary under Section 11 or 12, whichever is longer, the Executive shall not:

                  (a) request or advise any customer of the Company, or any person or entity having business dealings with the Company, to withdraw, curtail or cease such business with the Company;

                  (b) disclose to any person or entity the identities of any customers of the Company, or the identity of any persons or entities having business dealings with the Company; or

                  (c) directly or indirectly influence or attempt to influence any other employee of the Company to separate from the Company.

            19. Specific Enforcement/Injunctive Relief. The Executive agrees that it would be difficult to measure damages to the Company from any breach of the covenants contained in Sections 15 through 18, but that such damages from any breach would be great, incalculable and irremediable, and that damages would be an inadequate remedy. Accordingly, the Executive agrees that the Company may have specific performance of the terms of this Agreement in any court permitted by this Agreement. In addition, if the Executive violates the non-competition provisions of Section 17 or 18, the Executive agrees that any period of such violation shall be added to the term of the non-competition. For example, if the Executive violates the provision for three (3) months, the Company shall be entitled to enforce the non-competition provision for two (2) years, or for the duration of the Executive's receipt of Salary under Section 11 or 12, plus three
(3) months post-termination. In determining the period of any violation, the parties stipulate that in any calendar month in which the Executive engages in any activity violative of the non-competition provision, the Executive is deemed to have violated the non-competition provision for the entire month, and that month shall be added to the duration of the non-competition provision as set out above. The parties agree however, that specific performance and the "add back" remedies described above shall not be the exclusive remedies, and the Company may enforce any other remedy or remedies available to it either in law or in equity including, but not limited to, temporary, preliminary, and/or permanent injunctive relief.

            20. Severability. If any provision of this Agreement is held invalid, such invalidity shall not affect the other provisions of this Agreement which shall be given effect independently of the invalid provisions and, in such circumstances, the invalid provision is severable.

            21. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Indiana. The parties expressly agree that it is appropriate for Indiana law to apply to: (i) the interpretation of the Agreement; (ii) any disputes arising out of this Agreement; (iii) any disputes arising out of the employment relationship of the parties; and (iv) any and all other disputes between the parties.

            22. Choice of Forum. The Company is based in Indiana, and the Executive understands and acknowledges the Company's desire and need to defend any litigation against it in Indiana. Accordingly, the parties agree that any claim of any type brought by the Executive against the Company or any of its employees or agents must be maintained only in a court sitting in Marion County, Indiana, or, if a federal court, the Southern District of Indiana, Indianapolis Division.

            The Executive further understands and acknowledges that in the event the Company initiates litigation against the Executive, the Company may need to prosecute such litigation in the Executive's forum state, in the State of Indiana, or in such other state where the Executive is subject to personal jurisdiction. Accordingly, the parties agree that the Company can pursue any claim against the Executive in any forum in which the Executive is subject to personal jurisdiction. The Executive specifically consents to personal jurisdiction in the State of Indiana.

            23. Mandatory Arbitration. Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, other than a claim arising out of the Executive's breach of the confidentiality and non-competition provisions of Sections 15 through 19, shall be settled by arbitration in Indianapolis, Indiana, in accordance with the Rules of the American Arbitration Association before arbitrators who are licensed to practice law. The arbitrator or arbitrators shall apply the substantive law of Indiana or federal law, or both, as applicable to the dispute. Any award entered shall be final, binding and nonappealable, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof.

            In the event that the Company refuses or otherwise fails to make a payment when due and it is ultimately decided that the Executive is entitled to such payment, such payment shall be increased to reflect an interest equivalent for the period of delay, compounded annually, equal to the prime or base lending rate used by Bank One Indiana, NA, and in effect as of the date the payment was first due.

            24. Non-Jury Trials. Notwithstanding the provisions of Sections 19 and 23 above, and if the provisions of Section 19 or 23 above are not enforceable, the Executive expressly waives any rights to a jury trial and agrees that any claim of any type made against the Company or its agents or executives (including, but not limited to, employment discrimination litigation, wage litigation, defamation, or any other claim) lodged in any court will be tried, if at all, without a jury.

            25. Certain Additional Payments by the Company.

                  (a) Anything in this Agreement to the contrary or any termination of this Agreement notwithstanding, in the event it shall be determined that any payment or distribution or benefit ("Payment") made or provided by the Company or its affiliates to or for the benefit of the Executive whether pursuant to this Agreement or otherwise, and determined without regard to any additional payments required under this Section 25 would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the "Code") or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment ("Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                  (b) Subject to the provisions of Section 25(c) all determinations required to be made under this Section 25, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's independent auditor (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within a reasonable period of time of the receipt of notice from the Executive that there has been a Gross-Up Payment. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 25, shall be paid by the Company to the Executive within a reasonable period of time of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 25(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

                  (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                        (i) give the Company any information reasonably
            requested by the Company relating to such claim,

                        (ii) take such action in connection with contesting such
            claims as the Company shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                        (iii) cooperate with the Company in good faith in order
            effectively to contest such claim, and

                        (iv) permit the Company to participate in any
            proceedings relating to such claim;

      provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 25(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 25(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 25(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 25(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

            26. Rabbi Trust. The Company has established The Anthem Employee Benefit Trust, a rabbi trust ("Trust") for key executives, and intends for such Trust to remain in effect in accordance with its terms. This Agreement shall, upon Triggering Events (as defined below), become covered under the Trust and become subject to the Trust funding requirements. For purposes of this Section 26, the term "Triggering Event" shall mean the first to occur of:

                  (a) the termination of the employment of the Executive by the Company other than For Cause;

                  (b) the termination of the employment by the Executive for Good Reason;

                  (c) the termination of the employment by the Executive as a result of an Approved Retirement; or

                  (d) the occurrence of a change of control (as such term is defined in the Trust) of the Company.

            27. Nonalienation of Benefits. Except as may otherwise be required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, bankruptcy or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

            28. Legal Fees and Cost. All legal and other fees and expenses, including, without limitation, any arbitration expenses, incurred by the Executive in connection with contesting or disputing any termination of employment, in seeking to obtain or enforce any right or benefit provided for in this Agreement, or in otherwise pursuing any right or claim, shall be paid by the Company, to the extent permitted by law, provided that the Executive makes a formal written settlement demand prior to trial or arbitration and is ultimately successful, in obtaining through trial or arbitration more than fifty percent (50%) of the monetary relief sought, in his final written settlement demand exclusive of attorney's fees.

            29. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and will be deemed to have been given when delivered in person (to the Executive if such notice is for the Executive) or five (5) days following sending by overnight courier or mailing by first class, certified or registered mail, postage prepaid, to the Executive at his home address, or such addresses as the Executive shall have designated in writing, or if to the Company, to the attention of the Corporate Secretary, at the Company's principal place of business, 120 Monument Circle, Indianapolis, Indiana 46204.

            30. Headings. The various headings of this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any of its provisions.

            31. Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to its benefit, its successors and affiliated companies and shall be binding upon the successors and assigns of the Company. This Agreement, being personal to the Executive, cannot be assigned by the Executive, but his personal representative shall be bound by all its terms and conditions.

            32. Waiver and Amendments, Etc. Failure of the Company to insist upon strict compliance with any terms or provisions of this Agreement shall not be deemed a waiver of any terms, provisions or rights of the Company. Moreover, no modifications, amendments, extensions or waivers of this Agreement or any provisions hereof shall be binding upon the Company or the Executive unless in writing and signed by the Executive and the Company.

            33. Complete Agreement. This Agreement constitutes the entire employment agreement of the parties and supersedes all prior employment agreements addressing the terms, conditions, and issues contained herein. Nothing in this Agreement, however, affects any separate written agreements addressing other terms and conditions and issues agreed to by the parties.

            34. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

            IN WITNESS WHEREOF, the Company and the Executive have duly executed and delivered this Agreement effective as of the day and year first above written.

                                     David R. Frick

                                      /s/ David R. Frick
                                     --------------------------------------

                                     Anthem Insurance Companies, Inc.


                                     By: /s/ Larry C. Glasscock
                                        -----------------------------------
                                           Larry C. Glasscock,
                                           President and CEO

                                 ATTACHMENT A
                         RELEASE AND WAIVER AGREEMENT

     This Release and Waiver Agreement ("Agreement") is entered into on this __ day of __________, ____, by and between Anthem Insurance Companies, Inc., including its subsidiaries and affiliates (the "Company") and David R. Frick (the "Executive").

     NOW, THEREFORE, the parties agree to the following:

     1. The Executive and the Company acknowledge and agree that the Employee's last day of employment with the Company or one of its affiliates shall be ___________________. Service credit for purposes of all Company benefits, including but not limited to the Anthem Cash Balance Pension Plan, shall terminate as of that date.

     2. The Company agrees that it shall pay to the Executive the amounts described in Section [9, 11 or 12] of the Employment Agreement between the Company and the Executive effective ______________ ("Employment Agreement"). All payments made pursuant to Section [9, 11 or 12] of the Employment Agreement shall be made pursuant to Sections 13 and 14 of the Employment Agreement. The Executive shall also be entitled to any benefits described in Section [9, 11 or 12] of the Employment Agreement for the duration noted therein.

     3. Any and all benefits not specifically discussed in this Agreement or provided by law will cease on [termination date from paragraph 1].
                              -----------------------------------

     4. The provisions of the Employment Agreement relating to Protection of the Company's Business, Documents, Limited Non-Competition, Other Limited Prohibitions, and Specific Enforcement (Sections 15, 16, 17, 18 and 19) shall remain in full force and effect upon termination of employment. The Executive acknowledges that he possesses trade secrets and confidential data of the Company and further acknowledges that the provisions of Sections 15 through 19 of the Employment Agreement are reasonably necessary to protect the Company's legitimate business interests, confidential data, and goodwill.

     5. The Executive hereby forever releases and waives as against the Company, and each of their directors, officers, employees and agents, any and all legal and equitable causes of action and claims which the Executive possesses, whether known or unknown, including, but not limited to, any such causes of action and claims relating to the Employee's employment with, or termination of employment from, the Company or any of its affiliates, including any and all rights, entitlements or claims under any and all federal, state and local laws and regulations, all as amended, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991 and the Americans with Disabilities Act of 1990. The Executive further expressly and specifically waives any and all rights and claims under the Age Discrimination in Employment Act of 1967 and the Older Workers' Benefit Protection Act (collectively referred to as the "Act"). The Executive acknowledges and agrees that this waiver of any right or claim under the Act (hereinafter "Waiver") is knowing and voluntary, and specifically agrees as follows: that this Waiver is written in a manner which he understands; that this Waiver specifically relates to rights or claims under the Act; that he does not waive any rights or claims under the Act that may arise after the date of execution of this Agreement; that he waives rights or claims under the Act in exchange for consideration in addition to anything of value to which he already is entitled; and that he has been advised in writing to consult with an attorney prior to executing it. The Executive acknowledges that he understands that he has twenty-one (21) days after receipt of this Agreement to decide whether to accept it and that he may revoke any acceptance of this Agreement within seven (7) days of such acceptance. This Agreement shall not become effective until the seven (7) day revocation period has expired and no amounts will be paid to the Executive until the seven (7) day revocation period has expired.

     6. It is understood and agreed between the Executive and the Company that this Agreement shall in no way affect any claims of the Executive arising out of Social Security, Worker's Compensation, or Unemployment Laws.

     7. The Company and the Executive agree that any breach of the terms of this Agreement may, at the Company's discretion, result in the immediate termination of any subsequent payments to be made under this Agreement. In the event of a breach of this Agreement or any dispute regarding this Agreement, the provisions of the Employment Agreement relating to Specific Enforcement, Governing Law, Choice of Forum, Mandatory Arbitration, Non-Jury Trials, and Legal Fees and Costs (Sections 19, 21, 22, 23, 24 and 28) shall remain in full force and effect.

     8. The Executive expressly agrees that the consideration designated in this Agreement is sufficient for the terms of this Agreement. The Executive further agrees that upon the execution of this Agreement he shall keep confidential and not disclose the existence or terms of this Agreement unless compelled to do so by a court or administrative body.

     9. The rights and obligations hereunder shall not be assigned or transferred by the Executive and shall be binding upon and inure to the benefit of the Executive, his heirs, legatees and legal representatives, and the Company, its subsidiaries and affiliates, successors and assigns. No waiver of any breach of this Agreement shall be deemed or construed as a waiver of any other or subsequent breach. Any amendment of this Agreement shall be effective only if in writing and signed by both parties. If any provision of this Agreement shall be held invalid under applicable laws, such provision shall be ineffective only to the extent of any invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement. This Agreement contains the entire agreement between the parties and supersedes all prior agreements, whether oral or written, between the parties. The terms of this Agreement shall be governed by Indiana law. The parties represent that they have read and understood this Agreement, and the officer executing this document on behalf of the Company represents that he has the authority to do so.

     10. This Agreement shall not be effective or enforceable against the Company until the seven (7) day revocation period has expired or if the Executive revokes it not later than seven (7) days after he signs it. This revocation must be in writing and must be personally delivered, or sent by certified mail to:

                         Corporate Secretary
                         Anthem, Inc.
                         120 Monument Circle
                         Indianapolis, Indiana 46204

     11. The Executive expressly acknowledges that he understands all of the provisions of this Agreement and is voluntarily entering into this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement.


                                    David R. Frick

                                    _________________________________________


                                    Anthem Insurance Companies, Inc.

                                    By: ________________________________________

                                    Printed:  __________________________________

                                    Title:  ____________________________________